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                                                                  EXHIBIT 23.3




                           CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Greentree Software, Inc.:

Our report dated September 11, 1996 contains an explanatory paragraph that states that "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 5 to the financial statements, the Company has incurred substantial losses from operations, has a working capital deficit, an accumulated deficit, and a liquidity deficiency, and is currently party to two lawsuits, one of which involves its rights to continue to sell its primary product. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                             /s/ KPMG Peat Marwick LLP


St. Petersburg, Florida
January 13, 1998